CONFIDENTIAL TREATMENT REQUESTED BY TRINSEO S.A.

Exhibit 21.1

Subsidiaries

Name	Jurisdiction

Styron Luxco S.à r.l.	Luxembourg

Styron Holding S.à r.l.	Luxembourg

Styron Materials Ireland	Ireland

Styron S.à r.l.	Luxembourg

Bain Capital Everest US Holding, Inc.	Delaware

Styron LLC	Delaware

Americas Styrenics LLC	Delaware

Bain Capital Everest Holding 2 GmbH	Germany

Styron Finance Luxembourg S.à r.l.	Luxembourg

Styron Finance Luxembourg S.à r.l. Luxembourg, Zweigniederlassung Horgen	Luxembourg

Styron Holding B.V.	Netherlands

Styron Holdings Asia Pte. Ltd.	Singapore

Styron (Hong Kong) Limited	Hong Kong

Styron Australia Pty Ltd	Australia

Styron Holdings Asia Pte. Ltd., New Zealand Branch

Taiwan Styron Limited	Taiwan

Styron Korea Ltd.	Korea

Styron Japan Y.K.	Japan

CONFIDENTIAL TREATMENT REQUESTED BY TRINSEO S.A.

Styron S/B Latex Zhangjiagang Company Limited	China

SAL Petrochemical (Zhangjiagang) Company Limited	China

Styron Singapore Pte. Ltd.	Singapore

PT. Styron Indonesia	Indonesia

Styron India Trading Private Limited	India

Styron Netherlands B.V.	Netherlands

Styron Deutschland GmbH	Germany

Styron Deutschland Rubber GmbH	Germany

Styron Deutschland Anlagengesellschaft mbH	Germany

Styron Suomi Oy	Finland

Styron Sverige AB	Sweden

Styron France S.A.S.	France

Styron Hellas M. EPE	Greece

Styron Spain S.L.	Spain

Styron Portugal, Lda	Portugal

Styron Europe GmbH	Switzerland

Styron UK Limited	UK

Styron Export GmbH	Switzerland

Styron Kimya Ticaret Limited Sirketi	Turkey

Styron Canada ULC	Canada – Nova Scotia

Styron Italia s.r.l.	Italy

Styron Belgium B.V.B.A.	Belgium

CONFIDENTIAL TREATMENT REQUESTED BY TRINSEO S.A.

Styron Argentina S. R. L.	Argentina

Styron Chile Comercial Limitada	Chile

Styron do Brasil Comércio de Produtos Químicos Ltda.	Brazil

Styron Services de México, S. de R.L. de C.V.	Mexico

Styron de Colombia Ltda.	Colombia

Styron de México, S. de R.L. de C.V.	Mexico

Sumitomo Dow Limited	Japan